Exhibit 99.1

GOODRICH PETROLEUM COMMENCES REDEMPTION OF

SERIES A CONVERTIBLE PREFERRED STOCK

Houston, Texas – January 16, 2006. Goodrich Petroleum Corporation today announced that its Board of Directors has approved the redemption of its Series A Convertible Preferred Stock. The Record Date set for the redemption is January 16, 2006 and the Redemption Date is February 17, 2006. There are a total of 791,968 shares of the Company’s Series A Convertible Preferred Stock issued and outstanding and the shares trade on the NASDAQ Small-Cap Market under the symbol “GDPAP”.

The terms of the Series A Convertible Preferred Stock give the holders the option to convert at any time into shares of the Company’s Common Stock at a ratio of 0.4167 shares of Common Stock for each share of Series A Convertible Preferred Stock. The Company has a simultaneous option to redeem the Series A Convertible Preferred Stock for cash at a price of $12 per share, plus accrued and unpaid dividends. The Company is mailing a Redemption Notice to Series A holders of record, advising them that, if they do not exercise their option to convert into Common Stock on or before February 16, 2006, the Company will redeem their Series A shares for cash at $12 per share, plus accrued and unpaid dividends since December 31, 2005. Assuming that all holders of Series A Convertible Preferred Stock elect redemption, the total redemption cost to the Company will be approximately $9.5 million.

Computershare Trust Company of New York is the Redemption Agent for the redemption of the Series A Convertible Preferred Stock. Holders of Series A Convertible Preferred Stock desiring additional information about the redemption, may call Computershare at (800) 245-7630.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.